MANAGED CARE SERVICE AGREEMENT

         This Agreement is made and entered into as of the 29th day of October, 1996, by and between HEALTH RISK MANAGEMENT, INC., a Minnesota corporation having offices at 8000 West 78th Street, Minneapolis, Minnesota 55439 (hereinafter "HRM"), and KEYSTONE MERCY HEALTH PLAN, having offices at 200 Stevens Drive, Philadelphia, Pennsylvania 19113 (hereinafter "KMHP").

         WHEREAS, KMHP desires to utilize certain HRM systems, software and resource management and to engage HRM to provide certain related health care cost management services to KMHP with respect to KMHP participating members to whom managed health care services are delivered under KMHP programs (each, a "Program");

         WHEREAS, KMHP desires to utilize HRM staff to perform certain health care cost management services for an indefinite period of time;

         WHEREAS, this Agreement is being entered into in an effort to enhance KMHP's utilization management staff skills and provide them with the tools to provide better services to KMHP members; and

         WHEREAS, HRM is willing to accept such engagement in accordance with the terms and conditions set forth below

         NOW THEREFORE, in consideration of the premises and the mutual covenants and promises set forth below, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged. the parties agree as follows:

1.        Definitions

          a. "Covered Member" shall mean individuals residing in the Service Area enrolled for medical benefits under a Program and determined in accordance with KMHP's policies and procedures to be covered by this Agreement, from time to time.

          b. "DPW" shall mean the Pennsylvania Department of Public Welfare or its successor agency.

          c. "DPW Contract" shall mean the contract(s) with DPW pursuant to which KMHP operates its Pennsylvania managed care plan(s), either as prime contractor or as a subcontractor to the prime contractor with DPW.

          d. "Effective Date" shall mean November 9th, 1996.

          e. "KMHP" shall mean Keystone Mercy Health Plan and its designated affiliates.

          f. "License Agreement" shall mean that certain QualityFIRST(R) License Agreement dated as of July 11, 1996 between KMHP and Institute for Healthcare Quality, Inc. ("IHQ").

          g.  "Service   Area"  shall  mean  the   following   area  within  the
Commonwealth of Pennsylvania: Philadelphia County; Bucks County; Delaware County; Montgomery County; Chester County; Lehigh County; Berks County; Lancaster County and any other areas designated by KMHP.

2.        General Agreement - Provision of Services

          a. KMHP hereby authorizes HRM, and HRM hereby agrees, to provide the managed care services listed on the attached Schedule 2, as modified from time to time, and otherwise specified in this Agreement. In furtherance thereof, HRM will advise and assist KMHP in the development, implementation and operation of utilization and medical cost management programs including those using the HRM systems, guidelines and criteria. In accordance with policies and procedures developed by KMHP in consultation with HRM, HRM will review cases referred by KMHP and make recommendations as to medical necessity and appropriateness of treatment plans, utilization and alternative treatment modalities, and HRM will further assist in the training of KMHP staff in the implementation and uses of the QualityFIRST(R) guidelines and other related HRM systems

         b. To the extent that this Agreement contains provisions or terms inconsistent with any portion of the Schedules, the provisions or terms of the applicable schedule shall control.

         c. Except as otherwise provided herein, KMHP agrees to pay HRM for the managed care services described above in accordance with Section 4 of this Agreement.

3.       Further Agreements

         a. HRM will develop and make available to KMHP and its participating providers a summary of the QualityFIRST(R) medical management guidelines that is suitable for clinicians and reasonably adequately describes the guidelines and criteria used therein. In the event DPW or other applicable regulatory agency requires distribution to providers of more detailed or different descriptions of utilization management guidelines or criteria, HRM will assist in the preparation of such a description that will comply with any such requirements.

         b. HRM will review cases and make its findings within time frames that shall be mutually agreed upon by the parties. The parties shall further mutually agree upon and comply with standards for information regarding each case that will be collected and maintained, procedures and media for the storage and transmittal of such information between the parties, and the contents and time frames for reports thereon.

         c. KMHP is responsible for determining Covered Member eligibility. HRM may rely on information supplied by KMHP concerning Covered Member eligibility, and KMHP will hold HRM harmless from any liability arising as a result of any inaccuracies in the eligibility information supplied by KMHP. Further, KMHP will transfer daily to HRM electronic eligibility information in a configuration mutually agreed upon by the parties hereto.

         d. KMHP shall establish from time to time and maintain policies and procedures by which its providers may seek and obtain prompt review by KMHP of a recommendation or determination concerning Covered Members whose proposed plan of treatment or referral has been determined not to be medically necessary. KMHP may reverse a finding made by HRM whether or not the provider has appealed.

         e. HRM will not be liable to KMHP with respect to health care services sought or obtained by any Covered Member that are subsequently determined to be ineligible for the coverage or benefits of a Program. HRM shall be entitled to rely on any determination by KMHP that any person or any health care services are ineligible for the coverage or benefits of a Program.

         f. KMHP and HRM will keep confidential and not disclose to any third parties the terms, conditions, content and substance of this Agreement unless required to disclose the same to or by regulatory authorities or by operation of law and except to the extent disclosure is necessary for such party to carry out its duties under this Agreement. The parties hereby consent to KMHP furnishing this Agreement to DPW.

          g. HRM will operationalize the Mercy Health Plan Missions and Values, as defined on Schedule 4, into the KMHP program.

          h. KMHP's Chief Medical Officer, and his staff at KMHP shall have responsibility for oversight of the quality of health care delivered to KMHP's members. From a quality point of view, KMHP shall review over/under utilization of services, and KMHP and HRM shall implement corrective action plans in response to those reviews.

          i. All utilization criteria, guidelines and procedures used in the course of this Agreement will be established by or otherwise subject to the prior approval of, and continuing review and revision by, KMHP and will comply with the requirements of the DPW and other regulatory requirements.

         j. The KMHP utilization management employees transferred to and employed by HRM to perform services under this Agreement will receive from HRM their present levels of compensation and will be employed and utilized by HRM solely to perform services for KMHP. Initially, HRM will make offers of employment to at least 33 individuals for employment in the Philadelphia office. Thereafter, HRM will employ at least the minimum staffing otherwise specified in this Agreement. All HRM staff located in Philadelphia will be located at KMHP offices, and KMHP will provide adequate space, office equipment, supplies and furniture at no additional cost to HRM, (the cost of such facilities having been incorporated into the compensation arrangements hereunder). HRM and KMHP will use their best efforts to maintain continuity of staff at the Philadelphia location.

         k. KMHP and HRM anticipate a termination of the managed care services rendered by HRM, with a continuation of the relationship between the parties for the QualityFIRST(R) guidelines, AutoPILOT(SM) system and resource management components. In the event of such a transition, the following terms shall apply:

               i. KMHP shall give HRM at least one hundred eighty (180) days advance written notice of its intent to transition the managed care services function on a date to be specified in such written notice ("Transition Date").

               ii. In consideration of such transition of the managed care services, KMHP shall pay to HRM a sum(s) sufficient to cover the cost of the following items:

                    (1) Two (2) months of gross salary of HRM's dedicated Minneapolis staff (i.e., full-time equivalents ["FTEs"]) then working on KMHP services; and

                    (2) Usage fees calculated at $0.11 per Covered Member per month (based on the number of Covered Members as of the Transition Date), and shall be payable monthly to HRM for the six (6) month period following the Transition Date.

              iii. Transition of the managed care services function of this Agreement pursuant to this Section (1) shall terminate as of the Transition Date the utilization management fee and (2) shall not terminate the License Agreement, the AutoPILOT(SM) and computer usage fees, and the resource management fees between the parties hereto, and such fees shall remain in effect until December 31, 2001, and shall continue under the terms and conditions set forth in Schedule 1 and the License Agreement.

          Notwithstanding any other provision of this Agreement to the contrary, KMHP may give the notice described in clause (i) of this subsection (k) of a termination of managed care services at any time during the term hereof and the parties recognize that, accordingly the Transition Date may be earlier than January 1. 1999.

          l. KMHP shall rehire, at the Transition Date or upon termination of this Agreement as provided in Section 11 (h) hereof, HRM's Philadelphia staff at their then current salaries, and HRM agrees that prior thereto they will not reassign the Philadelphia staff to provide services other than to KMHP.

          m. HRM will take steps to ensure that it is knowledgeable of the needs and concerns of KMHP providers and members. KMHP will develop mechanisms to review with HRM complaints from its members and providers, and HRM will, in conjunction with KMHP, develop strategies to address problems and complaints from the community.

          n. HRM shall at all times during the term of this Agreement maintain, at its expense, insurance coverages of the following types and minimum amounts: comprehensive general liability for $2,000,000; professional and managed care liability for $10,000,000; and Workers' Compensation in amounts as required by applicable laws. HRM shall name KMHP as an additional insured on such coverages and furnish to KMHP evidence of such coverages prior to implementation of services hereunder and otherwise upon request of KMHP.

          o. All business and medical records relating to the operations of KMHP shall be and remain the sole property of KMHP.

          p. HRM will allow KMHP, and KMHP will allow HRM, or their respective appointed representatives access to books and records during normal business hours for the purpose of auditing the services provided under this Agreement, upon reasonable prior notice from KMHP or HRM. HRM or KMHP will allow such access to, and furnish such information as may be requested by representatives of appropriate governmental agencies.

          q. The parties shall at all times operate in accordance with the DPW Contract and NCQA and URAC requirements and shall cooperate in and abide by such oversight programs and procedures as KMHP shall adopt pursuant to NCQA, URAC, or DPW or other regulatory requirements.

          r. Nothing in this Agreement shall be construed to impose responsibilities on HRM or KMHP to provide any services in connection with family planning services or services having the purpose of the prevention or termination of pregnancy including without limitation abortion, tubal ligation or vasectomy.

          s. Whenever practicable, HRM will use its best efforts to utilize KMHP's staff physicians for physician review services performed pursuant to this Agreement; provided, however, that each KMHP staff physician who HRM determines is qualified as a physician reviewer under HRM's usual standards and processes, will perform such physician review services in accordance with the standard policies and procedures established hereunder. HRM will reimburse KMHP at the rate of one hundred dollars ($100.00) per hour for each hour of services rendered for such physician review services. KMHP and HRM agree to establish mutually acceptable procedures for using KMHP's physicians as physician reviewers.

          t. HRM agrees to establish a process for informing and consulting with KMHP's Director of Human Resources concerning any disciplinary actions proposed to be taken by HRM with respect to HRM's Philadelphia staff which process shall include the prior consent by such an employee to disclosures by HRM to KMHP. HRM will use its best efforts to keep KMHP's Director of Human Resources informed of such actions, but reserves the right to make the ultimate decision concerning the status of employment for all of HRM's Philadelphia staff.

          u. For a period of one (1) year commencing on the date of this Agreement and ending on its first anniversary, HRM shall not contract to perform or deliver services similar to those performed by HRM hereunder for or on behalf of a health maintenance organization, health insurer or managed care organization providing health coverage or benefits with respect to Medical Assistance recipients residing in the initial Service Area; provided, however, that if the number of Covered Members falls below 150,000 at any time during said one year period, HRM may, by written notice to KMHP terminate the prohibition under this Section 3.u. on such contracts.

          v. KMHP shall, and HRM shall and shall cause IHQ to, comply with and fulfill its obligations and duties under the License Agreement. The breach of such obligation under the License Agreement shall constitute a breach of this Agreement. The parties understand that upon the termination of this Agreement either party may at its option terminate the License Agreement upon written notice to the other party. The exercise of such option by a party shall not constitute a waiver of any rights or remedies of such party under this Agreement or the License Agreement.

4.        Service Fees

          a. In consideration of the provision of services by HRM to KMHP, KMHP shall pay to HRM the fee amounts and expense reimbursements set forth in the attached Fee Schedule attached hereto as Schedule 1.

          b. The fees set forth in Schedule 1 will remain in effect until December 31, 2001. For each twelve (12) month term beginning after December 31, 2001, HRM may raise its fees, effective as of the beginning of a calendar year, upon one hundred eighty (180) days written notice to KMHP prior to the end of the current calendar year. Any price increase will not be effective if such notice is received later than one hundred eighty (180) days prior to that date.

          c. All fees are subject to year-end audit and reconciliation by the parties. Any rights or obligations to review, audit, adjust or reconcile fees will survive this Agreement for a period of twelve (12) months.

          d. Fees will be invoiced on an estimated basis in advance on or before the tenth day of each month for the following service month and will be due and payable on the first day of each service month. HRM will reconcile estimated fees to actual fees on the basis described in Schedule 1 as eligibility information is available. Such reconciliations will normally be completed within thirty (30) to forty-five (45) days of the end of each service month. If service fees are not paid within fourteen (14) days of the due date, such nonpayment shall constitute a material breach of this Agreement entitling HRM to the remedies set forth in Section 11 of this Agreement.

          e. For fee calculation purposes, the number of Covered Members shall be calculated in accordance with KMHP's records and will be reconciled on a monthly basis. The deletion or addition of a Covered Member shall only be effective in the month in which HRM receives notice from KMHP of the termination or addition of that Covered Member's eligibility under the Plan. HRM shall then adjust its service fees for the actual month in which such notice of termination of eligibility is received from KMHP and prospectively for the months following thereafter.

5.        Relationship of the Parties

          HRM and KMHP agree that HRM is an independent contractor and its employees will at all times be under its sole direction and control.

6.        Representations. Warranties and Covenants

          Both HRM and KMHP hereby represent, warrant and covenant to and with one another as follows:

          a. HRM and KMHP are fully authorized to execute and deliver this Agreement and to bind themselves to perform fully their respective duties and obligations under this Agreement.

          b. HRM and KMHP and their designated agents will use any confidential Covered Member information solely to perform their respective duties hereunder, develop statistical information and resolve administrative issues concerning medical benefits.

          c. KMHP will comply with applicable state and federal statutes, regulations, rulings and judicial and administrative orders and HRM will likewise comply with respect to provision of the services pursuant to this Agreement. In furtherance thereof, HRM shall obtain and maintain any licenses, registration, qualification, or other authorization required by law or the DPW Contract to perform its obligations hereunder.

7.        Non-Interference with the Physician-Patient Relationship

          Nothing contained herein shall be construed to interfere with the physician-patient relationship. All parties agree that HRM has not been retained to diagnose or treat individual Covered Members. The determinations and recommendations made by HRM are not controlling or binding upon KMHP in KMHP reaching decisions concerning the existence or extent of benefit coverage available to the Covered Member. The decision to provide treatment or to make a specialist referral that has not been determined to be medically necessary or appropriate or has not been recommended remains with the attending physician and the Covered Member, and the decision to pay for such treatment remains ultimately with KMHP. In the event that HRM has determined that a proposed plan of treatment or referral is not medically necessary or appropriate, the attending physician and/or the Covered Member shall have the right to seek a prompt review by KMHP of HRM's determination or recommendation pursuant to the policies and procedures to be established and maintained by KMHP in accordance with Section 3.b. of this Agreement. Further, Covered Members will have the right to file a grievance in accordance with the DPW Contract and regulatory requirements.

8.        Confidentiality

          a. Covered Member Information

               i. HRM agrees to keep confidential any information that it receives in the course of performing services under this Agreement, to the extent such information identifies a particular Covered Member; provided, however, that HRM may retain and use for its database and statistical purposes any information that HRM obtains concerning the costs charged, procedures used, or treatments employed in treating any Covered Member so long as the retained information does not disclose the identity of that Covered Member.

               ii. HRM agrees that it will not transfer any of such KMHP data to any third parties.

               iii. KMHP agrees to provide reasonable assistance to HRM in obtaining authorizations or releases from Covered Members and contracted providers as necessary to permit HRM to perform its obligations hereunder. HRM shall have no obligation to provide services hereunder with respect to any Covered Member to the extent such authorizations or releases are necessary and are not obtained from such Covered Member.

               iv. HRM agrees, subject to any limitations imposed by applicable statutes, regulations or judicial decisions, to release to KMHP written provider medical records that HRM receives in the course of providing services hereunder; statements of the outcome of HRM's medical review activities and the reasons therefore, in the case of any determinations by HRM that proposed medical care is partially or entirely inappropriate or unnecessary; and written provider medical records submitted in appealing any decision made by HRM, together with any alteration in such decision by HRM.

          b. HRM Proprietary Information

          KMHP recognizes that HRM is able to meet its obligations only because it has developed and maintained (i) a unique pool of information (the "Databases") concerning prospective and retrospective pricing for various medical services and (ii) unique methods (the "Service Methods") for processing, utilizing and delivering such information and performing its services hereunder. KMHP further recognizes that the sources and contents of the Databases and the nature and constituents of the Service Methods are essential to HRM and its business. In recognition of the foregoing, KMHP for itself, its affiliates, its officers, employees and agents, hereby agrees to retain in strictest confidence, and refrain from unauthorized use of, all proprietary information concerning the Databases and Service Methods provided to it or obtained by it after the date of this Agreement, except as required by applicable laws or the DPW Contract. HRM may, prior to disclosing any information deemed confidential by HRM, and as a condition to such disclosure, require the recipient to execute a written agreement to retain in the strictest confidence and to refrain from any unauthorized use of any confidential or proprietary information concerning HRM that he or she may obtain, directly or indirectly, from HRM or its officers, employees and agents.

          In addition to the foregoing, each party agrees to preserve and cause its affiliates to preserve the confidentiality of all Confidential Information (as hereinafter defined) of the other party and its affiliates which is obtained in connection with this Agreement, and shall not, and shall cause its affiliates not to, without the prior written consent of the other party, disclose or make available to any person, or use for its own benefit other than as contemplated by this Agreement, or as required by law or the DPW Contract, any such Confidential Information of the other party or its affiliates. For purposes of this section, "Confidential Information" shall mean information pertaining to the business of either party, or their respective affiliates, which is: (i) actually confidential; and (ii) disclosed at the request of, or with the consent of, the receiving party; provided, however, that all financial records, medical utilization and expense data, provider information and rates, marketing and other business methods and systems, and member records of each party and their respective affiliates, shall be deemed Confidential Information; and, provided further, that Confidential Information shall not include any information which is or becomes publicly available or was known to the receiving party prior to its disclosure hereunder.


9.        Communications with Covered Members and KMHP Providers

          KMHP shall review and approve before use any and all forms of written communication by HRM to Covered Members or to KMHP participating providers. To the extent that KMHP undertakes general descriptions of utilization management policy or otherwise engages in communications with respect to HRM services to Covered Members or KMHP participating providers, KMHP will provide HRM a reasonable period of time in which to review such communications in advance of their distribution. HRM will not be bound by misstatements about its services that result from the failure of KMHP to comply with such review requirement or with respect to which HRM has furnished timely notice to KMHP of its disagreement. KMHP intends to continually inform members and providers, as appropriate, of changes in its utilization management program in a timely manner.

10.       Term

          The initial term of this Agreement shall commence on the Effective Date and continue through December 31, 2001. Thereafter, this Agreement will be automatically renewed for successive twelve (12) month terms, unless terminated as provided below.

11.       Termination

          a. Termination at End of Term. Either party may terminate this Agreement at the end of the initial term (December 31, 2001) or any renewal term hereof by giving written notice of intent to terminate to the other party at least one hundred twenty (120) days prior to the end of the initial or any renewal term.

          b. Termination for Breach of Non-Payment Obligations. Either party may give notice of intent to terminate this Agreement at any time upon the occurrence of a material breach by the other party of any material term or obligation of this Agreement, other than a payment obligation specified in
Section 11.c. below, by providing written notice of the claimed breach with sufficient factual detail to permit the other party to clearly identify and investigate the claimed breach. If the recipient of the notice of breach does not respond within fifteen (15) days of the date of notice of such breach with a written explanation of cure or a written rebuttal of the claimed breach, this Agreement will terminate upon thirty (30) days written notice of termination. If such a written explanation of cure or written rebuttal has been provided within the specified period, but such breach has not been cured within sixty (60) days of the original notice of breach, or, if the breaching party shall fail to diligently proceed to cure such breach within a reasonable period of such notice, the non-breaching party may, at its sole option, terminate this Agreement upon ninety (90) days written notice to the breaching party. Failure of either party to exercise such right to terminate shall not operate as a waiver thereof or preclude any other or further exercise of such right.

          If the breaching party defaults in the performance of the same obligation with respect to which a notice of claimed breach and cure thereof had previously occurred, and written notice of such subsequent claimed breach was given by the non-breaching party within six (6) months of the next previous notice of claimed breach, then the non-breaching party shall have the option to terminate this Agreement upon thirty (30) days written notice without affording an additional opportunity to the breaching party to cure such claimed breach.

         c. Termination for Breach of Payment Obligations. Either party may give notice of intent to terminate this Agreement at any time upon the occurrence of a material breach by the other party of any material, payment obligation under
Section 4 or Schedule 1 of this Agreement by providing written notice of the claimed breach with sufficient factual detail to permit the other party to clearly identify and investigate the claimed breach. If the recipient of the notice of breach does not respond within fifteen (15) days of the date of notice of said breach with a written explanation of cure or a written rebuttal of the claimed breach, this Agreement will terminate upon thirty (30) days written notice of termination. If a written explanation of cure or a written rebuttal of the claimed breach has been provided within the specified period, but the material breach of a financial obligation has not been cured within sixty (60) days of the original notice of the material breach, or if the breaching party shall fail to diligently proceed to cure such material breach within a reasonable period following such notice of material breach, the non-breaching party may, at its sole option, immediately terminate this Agreement upon written notice to the breaching party. Failure of either party to exercise such rights to terminate shall not operate as a waiver thereof or preclude any other or further exercise of such rights.

         d. In the event the DPW or any other governmental agency having jurisdiction should require alteration or modification of any term or condition of this Agreement, or in the performance of this Agreement by either of the parties hereto, or should there be a change in law, regulation, or the DPW Contract affecting the conduct of either party hereunder, and in the further event that such alteration, modification or change would have a materially adverse effect on the interests of a party hereto directly or as a result of the impact of such alteration, modification or change on the performance of this Agreement, or the operations, financial condition or business prospects of such party, the party hereto so affected may give written notice to the other party hereto setting forth its objection to such alteration or modification, or advising it of the change of law, and may request mutual consultation with the other party hereto relative to the same. Not later than ten (10) days after dispatch by a party of such notice, the parties shall discuss in good faith the possibilities of a mutually satisfactory resolution of this issue; provided, however, that in the event the parties fail to reach written agreement upon a mutually satisfactory resolution within forty-five (45) days after the date of dispatch of the notice, the party which has given such notice shall have the right to terminate this Agreement upon sixty (60) days written notice to the other party.

         e. If any of the following events occur: (i) Net Inpatient Days Per Thousand exceeds the Net Inpatient Days Goal (as each such term is defined below) in 1997 or in 1998; (ii) KMHP ceases to operate under a DPW Contract or otherwise terminates doing business in the Service Area; (iii) a sale of HRM or of all or substantially all of HRM's assets; (iv) a merger or consolidation of HRM or a change of direct or indirect control of HRM or a change of HRM's executive management; or (v) HRM, or an affiliate of HRM or an entity in which HRM holds an equity or ownership interest, is a competitor of KMHP, then KMHP may terminate the Managed Care Service Agreement with at least sixty (60) days written notice to HRM; provided, however, except for a termination under clause
(iii), (iv) or (v) above, KMHP shall pay the cost of termination, with no further obligation of any kind to HRM, as follows:

               i. Two (2) months of gross salary of HRM's dedicated Minneapolis staff (i.e., full-time equivalents ["FTE's"] then working on KMHP services).

               ii. Usage fees calculated at $0.11 per Covered Member per month for a six (6) month period after the termination date.

          For the purposes of this subsection, an entity shall be considered a competitor of KMHP if such entity is engaged in, has agreed to engage in, or has submitted a proposal or filing to a governmental agency or other party to engage in the provision of managed care services to Medical Assistance recipients in the Service Area.

          For purposes of this subsection, the term "affiliate" of any entity shall mean a party that directly or indirectly controls, is controlled by, or under common control with such entity.

          For the purposes of this subsection, "Net Inpatient Days" shall mean the gross inpatient days for Covered Members minus inpatient days subject to or not reimbursed due to coordination of benefits, medical denials, administrative denials, and reinsurance. There shall be excluded from inpatient days for the purposes of this definition behavioral health inpatient stays and stays of newborns except detained baby days and there shall be included stays in hospital, rehabilitation, SNF, subacute and other inpatient facilities.

          "Net Inpatient Days Per Thousand" with respect to any calendar year shall equal the total Net Inpatient Days for such year divided by an amount equal to (i) the total Covered Member months for such calendar year divided by twelve (12), divided by (ii) 1.000.

          "Net Inpatient Days Goal" shall mean (i) with respect to calendar year 1997, 503 Net Inpatient Days Per Thousand, and (ii) with respect to 1998, 440 Net Inpatient Days Per Thousand.

          f. After December 31, 1997, if KMHP desires to cancel all obligations remaining with HRM through the expiration of the Agreement for any reason not otherwise specified in this Section 11, KMHP may, with ninety (90) days written notice to HRM, cancel all obligations to HRM with a lump sum payment by KMHP of the following:

               i. Two (2) months of gross salary of HRM's dedicated Minneapolis staff (i.e., full-time equivalents ["FTE's"] then working on KMHP services.

               ii. Usage fees calculated at $0.11 per Covered Member per month for a six (6) month period after the Transition Date

               iii. An early termination fee of the lesser of a.) 24 months multiplied by the minimum Covered Members (125,000) multiplied by $1.25 per Covered Member per month; or b.) the number of months remaining from the termination date to December 31, 2001, multiplied by the minimum Covered Members (125,000) multiplied by $1.25 per Covered Member per month.

          g. Either party may at its option terminate this Agreement upon written notice to the other party in the event of the termination of the License Agreement. The exercise of such option shall not constitute a waiver of any party's other rights or remedies under this Agreement or the License Agreement.

          h. Upon the termination of this Agreement, KMHP shall rehire, at the termination date, HRM's Philadelphia staff, if any, at their then-current salaries.

12.       Indemnification

          a. Each party agrees to indemnify and defend the other party and its affiliates and their officers, directors and employees, and hold them harmless from any and all losses, costs, claims, demands, damages and attorneys' fees incurred by the party to be indemnified, arising out of or caused by any negligent act or omission, fraud, wrongful conduct or any other intentional misconduct committed by the indemnifying party, its directors, officers, agents, contractors, or employees.

          b. In the event a claim is made or a lawsuit is filed against any party entitled to indemnification under this paragraph, that party (the "Indemnified Party") will give the other party (the "Indemnitor") written notice of the lawsuit within five (5) days after the claim is first made or the complaint is served. Within seven (7) days after receipt of such notice (the "Notice Period"), the Indemnitor will notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnitor to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or to the extent to which the Indemnitor will defend the claim or suit, and retain counsel reasonably acceptable to the Indemnified Party. In the event the Indemnitor elects not to defend the Indemnified Party against such claim or fails to provide the notice required above within the Notice Period, the Indemnified Party may, at its option, retain counsel and undertake its own defense of the lawsuit; provided, however, that the entire matter, including the costs of defending the claim or action, shall be preserved for submission to arbitration pursuant to Section 14 of this Agreement by either party following the conclusion and disposition of the claim or lawsuit.

          c. In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnitor shall have the right to defend against such claim or demand by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor; provided, however, the Indemnitor shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that if in the reasonable judgment of the Indemnified Party there may be a conflict of interest between the Indemnitor and the Indemnified Party in the conduct of the defense of such action, the fees and expenses of counsel to the Indemnified Party shall be at the expense of the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim including a counterclaim against the person asserting the third party cross complaint against any person.

          Any party entitled to indemnification will cooperate with the Indemnitor in providing evidence and expert witnesses reasonably required for defending lawsuits subject to indemnification under this paragraph, provided, however, that the reasonable costs of such cooperation will be borne by the indemnitor.

          d. The provisions of this section remain effective following termination of this Agreement for the period of any applicable statute of limitations for any cause of action or claim subject to indemnification under this paragraph.

13.       Force Majeure

          HRM shall not be liable in damages to KMHP or its Covered Members as a result of any interruptions in or cessation of services by HRM due to the damage or destruction of its equipment, software or data, or interruption of communication or computer service as a result of causes beyond the control of HRM, strikes or work stoppages by personnel of HRM and other events beyond HRM's control. Upon the occurrence of any such event, HRM shall notify KMHP promptly and KMHP shall promptly take all actions reasonably necessary to notify its Covered Members or KMHP physicians of the interruption in HRM services and to ensure that no delays in Covered Members' medical care result from such interruption. If HRM is unable to restore its services within seven (7) business days of the commencement of the interruption, KMHP may consider this to be a material breach pursuant to Section 11.b.

14.       Arbitration

          Any controversy, claim, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Philadelphia, Pennsylvania in accordance with the National Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. The judgment upon the award rendered by the arbitrators or arbitrator may be entered in any court having jurisdiction thereof. Except as otherwise provided in Section 12 hereof, the expenses of arbitration will be borne equally by the parties, provided that each party will bear the cost of its own experts, evidence and attorney's fees, except that, in the discretion of the arbitrators, any award may include attorney's fees if the arbitrator expressly determines that the party against whom such an award is entered has caused the dispute to be submitted to arbitration in bad faith or as dilatory tactic. No arbitration will be commenced after the date when institution of legal or equitable proceedings based upon the same subject matter would be barred by the applicable statute of limitations.

15.       Protection of Employment Relations

          Each of the parties hereby agrees, covenants and warrants with and to the other party that it will not, without the advance written permission of such other party, directly or indirectly, solicit, make offers to, or hire or retain any person in any capacity who is, or was at any time during the preceding twelve (12) months, an employee, consultant or contractor of or for the other party. This provision shall not apply to KMHP hiring HRM Philadelphia staff at the termination of this Agreement or the transition to KMHP from HRM pursuant to this Agreement. HRM shall not unreasonably withhold permission for KMHP to hire at any time individuals who were employees or consultants of or for KMHP.

16.       Notices

          Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or telegram, and within three (3) working days after deposited, if placed in the mails for delivery by certified mail, return receipt requested, postage pre-paid and addressed to the appropriate Party at the following addresses:

If notice to KMHP:
         Keystone Mercy Health Plan
         200 Stevens Drive
         Philadelphia, PA 19113
         ATTN:  President

If notice to HRM:

         Health Risk Management, Inc.
         8000 West 78th Street
         Minneapolis, MN 55439
         ATTN:  Chief Financial Officer

Addresses may be changed by written notice given pursuant to this Section; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

17.       Subcontractors

          HRM shall not delegate or subcontract any of its functions or responsibilities covered by this Agreement to any other person or third party without the prior written consent of KMHP.

18.       Regulatory Provisions

          HRM will comply with the following provisions:

          a. HRM shall adhere to the applicable requirements of 42 CFR Subsection 434.6, including but not limited to those regarding maintaining an appropriate record system for services provided hereunder and safeguarding information concerning Covered Members in accordance with applicable federal statutes and regulations governing Medical Assistance programs;

          b. DPW, the Commonwealth of Pennsylvania Department of Health and the United States Department of Health and Human Services (collectively, "the Departments"), may evaluate, through inspection or other means, the quality, appropriateness and timeliness of services performed hereunder;

          c. Upon termination of this Agreement, HRM shall be required to promptly supply to KMHP all information necessary for the reimbursement of any outstanding claims;

          d. HRM shall be required to comply with all policies and procedures as developed and amended from time to time by KMHP and/or the Departments, for the detection and prevention of fraud and abuse committed by providers, employees, or Covered Members. Such compliance may include, but not be limited to, the submission of statistical and narrative reports regarding fraud and abuse detection activities, referral or information of suspected or confirmed fraud or abuse to KMHP, and KMHP will immediately notify the Departments, as appropriate, regarding such suspected or confirmed fraud or abuse;

          e. In the event that any dispute arises between HRM and KMHP, HRM hereby agrees to indemnify and hold harmless the Departments and Covered Members from any legal or financial liability arising out of or in connection with any such dispute;

          f. HRM shall not discriminate in the hiring of its employees on the basis of sex, marital status, age, disability, race, color, religion, or any other basis prohibited by law. Furthermore, HRM shall not discriminate or differentiate in the provision of services hereunder on the basis of sex. marital status, age, disability, race, color, religion, sexual orientation, or any other basis prohibited by law;

          g. Pursuant to federal regulation promulgated under the authority of the Americans With Disabilities Act, as amended, HRM understands and agrees that no individual with a disability shall, on the basis of the disability, be excluded from participation in this Agreement or from activities provided for under this Agreement. HRM shall be responsible for and agrees to indemnify and hold harmless the Departments and the Commonwealth of Pennsylvania (the "Commonwealth") from all losses, damages, expenses, claims, demands, suits, and actions brought by any party against the Departments or the Commonwealth as a result of HRM's failure to comply with this provision;

          h. HRM agrees to hold harmless the Commonwealth, all Commonwealth officers and employees, and all KMHP Covered Members in the event of nonpayment by KMHP to HRM. HRM shall further indemnify and hold harmless the Commonwealth and its agents, officers and employees against all injuries, death, losses, damages, claims, suits, liabilities, judgments, costs and expenses which may in any manner accrue against the Commonwealth or their agents, officers, or employees, through the intentional conduct or negligent acts or omissions of HRM, its agents, officers, employees or KMHP;

          i. HRM shall retain the source records for its data reports for a minimum of seven (7) years and shall develop and maintain written policies and procedures for the storing of these records;

          j. HRM shall deliver all information submitted pursuant to this Agreement in a format which will allow KMHP to transmit required data to the Department electronically, in a format identical to or consistent with the format used or otherwise required by the Department.

          It is the intent of the parties hereto that the provisions of Section 18 of this Agreement be interpreted in a manner that is consistent with the interpretation and intent of the other sections of this Agreement. To the extent, however, that this Section 18 contains provisions or terms which are inconsistent with any other portion of this Agreement and cannot be interpreted consistently with such other provisions, the provisions or terms of this Section 18 shall control.

          The parties hereto recognize that the effectiveness of this Agreement may be subject to applicable regulatory approval and that if such approvals are not obtained the parties will comply with and abide by the directives of DPW or other applicable regulatory agency regarding the effectiveness of this Agreement including without limitation the delay, suspension or termination of the effectiveness hereof, and will negotiate in good faith any modifications hereto which may be required by such regulatory agency.

19.       Binding Effect

          This Agreement will be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and assigns; provided, however, that no party may assign its obligations under this Agreement without the prior written consent of the other. To the extent required by the DPW Contract, no assignment of this Agreement shall be effective without notice to DPW.

20.       Entire Agreement

          This Agreement, together with any or all schedules, amendments or attachments hereto, sets forth the entire Agreement between the parties and supersedes all prior agreements of the parties on the subject matter hereof. No change in, addition to, or waiver of any of the provisions of this Agreement will be binding upon any party unless presented in writing and signed by an authorized representative of each party to this Agreement. No waiver by any party of any breach by the other party is to be construed as a waiver of any subsequent breach, whether of the same or a different provision of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year set forth below.

HEALTH RISK MANAGEMENT, INC.

By:      /s/ GARY McILORY
Name:    Gary McIlroy
Title:   Chairman/Chief Executive Officer


KEYSTONE MERCY HEALTH PLAN

By:      /s/ DANIEL J. HILFERTY
Name:    Daniel J. Hilferty
Title:   President and Chief Executive Officer